Exhibit 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2019 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 9, 2019 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2019 third quarter ended March 31, 2019. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2019 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2019

Net sales for the three months ended March 31, 2019 increased $1.4 million, or 25%, to $6.9 million from $5.5 million for the three months ended March 31, 2018, due to increased sales of our medical device products to our largest customer.

Gross profit for the three months ended March 31, 2019 increased $287,000, or 15%, to $2.3 million from $2.0 million for the same period in fiscal 2018.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2019 remained fairly constant compared to the same period in fiscal 2018.

Net income for the quarter ended March 31, 2019 was $732,000, or $0.17 per diluted share, compared to $480,000, or $0.11 per diluted share, for the corresponding quarter in fiscal 2018.

Nine Months Ended March 31, 2019

Net sales for the nine months ended March 31, 2019 increased $4.0 million, or 24%, to $20.2 million from $16.2 million for the nine months ended March 31, 2018, due primarily to increases in medical device product revenues to three significant distributors.

Gross profit for the nine months ended March 31, 2019 increased $1.7 million or 30% compared to the same period in fiscal 2018.  The gross profit increase is directly related to our 24% increase in revenue and our ability to better absorb our fixed manufacturing costs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2019 decreased 8% to $3.4 million from $3.7 million in the prior fiscal year’s corresponding period, because the prior year amounts included an asset impairment charge in the amount of $230,000, related to the Fineline goodwill and intangible assets, which did not recur in the current fiscal year.

Net income for the nine months ended March 31, 2019 was $3.3 million or $0.75 per diluted share compared to $1.5 million, or $0.34 per diluted share.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our third quarter and year-to-date results, expanding upon our multi-year momentum.  We continue to reinvest and focus our growth on our core medical device product and service revenue. Our product development roadmap continues to offer us exciting opportunities to build upon our existing product offerings.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors.  Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2019	June 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$9,661	$5,188
Investments	2,814	2,220
Accounts receivable, net of allowance for doubtful accounts of $0 and $14 at March 31, 2019 and at June 30, 2018, respectively	3,742	2,955
Deferred costs	267	32
Inventory	4,805	4,393
Notes receivable	65	1,176
Prepaid expenses and other current assets	707	269
Total current assets	22,061	16,233
Equipment and leasehold improvements, net	2,511	1,755
Intangibles, net	133	140
Deferred income taxes, net	652	1,678
Investments	234	—
Notes receivable, net of current portion	—	43
Other assets	40	68
Total assets	$25,631	$19,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,543	$1,083
Accrued expenses	1,121	1,266
Deferred revenue	200	31
Note payable and capital lease obligations	622	35
Income taxes payable	265	123
Total current liabilities	3,751	2,538
Deferred rent	135	97
Notes and capital leases payable, net of current portion	4,091	6
Total non-current liabilities	4,226	103
Total liabilities	7,977	2,641
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,136,191 and 4,331,089 shares issued and outstanding at March 31, 2019 and June 30, 2018, respectively	17,116	19,835
Accumulated other comprehensive loss	(316)	(153)
Retained earnings (accumulated deficit)	854	(2,406)
Total shareholders’ equity	17,654	17,276
Total liabilities and shareholders’ equity	$25,631	$19,917

PRO-DEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018

Net sales	$6,854	$5,494	$20,168	$16,217
Cost of sales	4,591	3,518	12,930	10,663
Gross profit	2,263	1,976	7,238	5,554

Operating (income) expenses:
Selling expenses	122	83	252	257
General and administrative expenses	641	701	1,838	1,781
Impairment of goodwill and long-lived assets	—	—	—	230
Gain from disposal of equipment	—	—	(7)	(16)
Research and development costs	603	560	1,337	1,445
Total operating expenses	1,366	1,344	3,420	3,697

Operating income	897	632	3,818	1,857
Interest expense	(67)	(2)	(156)	(6)
Gain on sale of investments	—	—	356	—
Interest and other income	93	73	261	166

Income before income taxes	923	703	4,279	2,017
Income tax expense	(191)	(223)	(1,019)	(564)
Net income	$732	$480	$3,260	$1,453

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) from marketable equity investments, net of income taxes	33	60	(163)	(64)
Comprehensive income	$765	$540	$3,097	$1,389

Basic net income per share:
Net income	$0.18	$0.11	$0.77	$0.34
Diluted net income per share:
Net income	$0.17	$0.11	$0.75	$0.34

Weighted average common shares outstanding:
Basic	4,143	4,363	4,224	4,290
Diluted	4,257	4,403	4,338	4,330
Common shares outstanding	4,136	4,361	4,136	4,361

PRO-DEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,260	$1,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	309	472
Amortization of loan fees	5	—
Gain on disposal of equipment	(7)	(16)
Gain on sale of investments	(356)	—
Share-based compensation	28	191
Impairment of goodwill and long-lived assets	—	230
Deferred income taxes	1,026	224
Bad debt recovery	(14)	—
Changes in operating assets and liabilities:
Accounts receivable	(773)	103
Deferred costs	(235)	12
Assets held for sale	—	(84)
Inventory	(412)	(298)
Prepaid expenses and other assets	(410)	21
Accounts payable, accrued expenses and deferred rent	353	(576)
Deferred revenue	169	57
Income taxes payable	142	—
Net cash provided by operating activities	3,085	1,789

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(2,562)	(806)
Purchases of equipment and leasehold improvements	(1,048)	(820)
Proceeds from dividend reclassified as return of principal	23	—
Increase in notes receivable	—	(1,500)
Proceeds from collection of notes receivable	1,154	—
Proceeds from sale of investments	1,905	—
Proceeds from sale of equipment	7	30
Increase in intangibles	(11)	(11)
Net cash used in investing activities	(532)	(3,107)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(2,675)	(18)
Proceeds from shares issued under ATM, net of commissions and fees	—	2,262
Proceeds from exercise of options and ESPP contributions	29	38
Borrowings from Minnesota Bank & Trust, net of loan origination fees	4,940	—
Payments of employee payroll taxes on net issuance of common stock	(101)	—
Principal payments on notes payable and capital lease	(273)	(70)
Net cash provided by financing activities	1,920	2,212

Net increase in cash and cash equivalents	4,473	894
Cash and cash equivalents, beginning of period	5,188	4,205
Cash and cash equivalents, end of period	$9,661	$5,099